Exhibit 99.1

1855 Lockeway Dr. Suite 501 · Alpharetta, GA 30004 · 678-393-2651 · Fax 678-393-2657

CELLU TISSUE HOLDINGS, INC. TO BE ACQUIRED BY CLEARWATER PAPER CORPORATION

Alpharetta, GA – September 16, 2010 — Cellu Tissue Holdings, Inc. (NYSE: CLU) (the “Company”), a North American producer of tissue products, today announced that it has entered into a definitive merger agreement with Clearwater Paper Corporation (“Clearwater”) pursuant to which Clearwater would acquire all of the outstanding common stock of the Company in an all-cash transaction which values the Company at approximately $502 million, including approximately $255 million of debt.

Under the terms of the agreement, the Company’s stockholders will receive $12.00 per share in cash for each share of common stock they own, representing a premium, based on the closing price on September 15, 2010, of approximately 52.6% over the 30 day average closing trading price and 48.2% over the 90 day average closing trading price.

The agreement has been unanimously approved by the Company’s Board of Directors. The transaction was recommended to the Company’s Board of Directors by a Transaction Committee established to evaluate the transaction.

The closing of the merger is not conditioned on Clearwater obtaining financing. The merger is subject to certain customary conditions, including the receipt of regulatory approvals and is expected to be completed in the fourth quarter of calendar 2010.

Weston Presidio V, L.P., which acquired the Company in 2006, is the Company’s largest shareholder and is also represented on the Company’s Board of Directors. It and Russell C. Taylor, the Company’s President and Chief Executive Officer, have agreed to vote shares owned by them representing, in the aggregate, approximately 56% of the Company’s outstanding shares, in favor of the transaction.

In connection with the transaction, the Company or Clearwater intends to tender for or defease the Company’s outstanding 11.5% Senior Notes due 2014.

Mr. Taylor commented on the transaction stating “The Company’s Board of Directors has concluded a lengthy evaluation of this transaction and has determined that the transaction will provide meaningful value to, and is in the best interests of, our stockholders.”

R. Sean Honey, Chairman of the Company and a Partner at Weston Presidio stated, “Weston Presidio is pleased to have worked with Cellu Tissue’s talented management team and dedicated employees as they have continued to implement the Company’s growth strategy.”

Goldman, Sachs & Co. acted as financial advisor and King & Spalding LLP acted as legal advisor to the Company. Banc of America Merrill Lynch acted as financial advisor and Pillsbury Winthrop Shaw Pittman LLP acted as legal advisor to Clearwater.

About Cellu Tissue Holdings, Inc.

Cellu Tissue Holdings, Inc. is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market. For more information, contact Cellu Tissue Holdings, Inc. at www.cellutissue.com.

About Clearwater Paper

Clearwater Paper Corporation (NYSE: CLW) manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 2,500 employees build shareholder value by developing strong customer partnerships through quality and service.

About Weston Presidio

Weston Presidio is a leading private equity firm focused on growth capital investments across a range of sectors including business services, manufacturing and industrial, and consumer and retail. Since its founding in 1991, it has managed five investment funds aggregating over $3.3 billion. The Weston Presidio team has helped identify, build and maximize value in over 300 leading growth companies. For more information, please visit www.westonpresidio.com.

Additional Information and Where to Find it

In connection with the proposed Merger and required shareholder approval, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by the Company with the SEC may be obtained free of charge by contacting Cellu Tissue Holdings, Inc., Attn: Investor Relations, 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia, 30004, Telephone (678) 393-2651. The Company’s filings with the SEC are also available on its website at www.cellutissue.com.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s officers and directors and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on June 25, 2010. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.

Cautionary Note Regarding Forward-looking Statements

Certain statements contained in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including, among others, statements regarding the anticipated merger with Clearwater, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, any conditions imposed in connection with the merger, approval of the Merger Agreement by the stockholders of the Company, the satisfaction of various other conditions to the closing of the Merger contemplated by the Merger Agreement, and other factors discussed in Item 1. Business-Forward-Looking Statements and Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for its fiscal year ended February 28, 2010 and in Part II Item 1A of the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended May 27, 2010. These risks and uncertainties should be considered in evaluating any forward-looking statements contained herein.

Media Contact: David Morris (770) 407-2164